EXHIBIT 10.24
SUMMARY OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
The following is a description of the standard arrangements pursuant to which directors of SM Energy are compensated for services provided as a director, including additional amounts payable for committee participation:

DIRECTOR COMPENSATION
Employee directors do not receive additional compensation for serving on the Board of Directors or any committee.

For service in 2017 - 2018 as it relates to the period from May 2017 through May 2018, target compensation for each member of the Board of Directors has been set at $180,000 annually, plus a retainer paid in lieu of committee and attendance fees. As described more fully below, the actual value of compensation may be higher or lower depending on the results of the restricted stock component of director compensation. Primary director compensation is in the form of stock grants and is fully described below. The retainer component of director compensation for non-employee directors consists of an annual retainer of $90,000 for committee and board meeting fees paid in SM Energy common stock or cash as selected by the director; provided that in the event any director attends in excess of 30 Board and committee meetings in the aggregate during the period from May 2017 through May 2018, such director shall receive $1,500 per meeting for each meeting in excess of 30. In addition, each non-employee director is reimbursed for expenses incurred in attending Board and committee meetings and director education programs.
The committee chairs receive the cash payments identified in the list below in recognition of the additional workload of their respective committee assignments. These amounts are paid at the beginning of the annual service period.

•	Audit Committee - $20,000

•	Compensation Committee - $15,000

•	Nominating and Corporate Governance Committee - $10,000

The stock compensation for non-employee directors is as follows:

1)
Annual compensation payable upon election to the Board by the stockholders, valued at $180,000. This resulted in a grant of restricted stock to each non-employee director of 8,794 shares of SM Energy common stock issued on June 15, 2017, under SM Energy's Equity Incentive Compensation Plan. These shares vested on December 31, 2017.

2)
A retainer for the Non-Executive Chairman of the Board valued at $115,000. This resulted in a grant of 5,618 shares of SM Energy common stock issued on June 15, 2017, under SM Energy's Equity Incentive Compensation Plan. These shares vested on December 31, 2017.

3)
Steven R. Brand, Loren M. Leiker and William D. Sullivan each elected to receive SM Energy common stock for their retainer, which resulted in a grant of 4,397 shares of SM Energy common stock issued on June 15, 2017, under SM Energy's Equity Incentive Compensation Plan. These shares vested on December 31, 2017. Larry W. Bickle, Ramiro G. Peru, Julio M. Quintana and Rose Robeson each elected to receive a $90,000 cash payment for their retainer.